INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' CONSENT

We consent to the incorporation by reference in the Statement of Additional Information constituting part of Goldman Sachs Trust (#811-5349)Registration Statement on Form N-14 (“N-14 Registration Statement”) of our report dated December 19, 2003, relating to the October 31, 2003 financial statements appearing in the 2003 Annual Report of Expedition Funds, including the Equity Fund, Equity Income Fund, Investment Grade Bond Fund, Tax-Free Investment Grade Bond Fund, Money Market Fund, and Tax-Free Money Market Fund (the “Funds”), which accompany the N-14 Registration Statement. We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights – Expedition Funds” and “Experts” in the Proxy/Prospectus Statement which is part of the N-14 Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
November 29, 2004